Exhibit 12.2
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

For the Quarter Ended
March 31, 2008

Including Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$(2,926)
Plus:
Fixed Charges (excluding capitalized interest)	89,710

Total Earnings	$86,784

Fixed Charges:
Interest expensed and capitalized	$89,017
Amortized premiums, discounts, and capitalized expenses related to indebtedness	47
An estimate of the interest component within rental expense	646

Total Fixed Charges before preferred dividends	89,710

Preferred dividends	(8,325)
Ratio of pre tax income to net income	1.273

Preferred dividend factor	(10,598)

Total fixed charges and preferred stock dividends	$79,112

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.10

Excluding Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$(2,926)
Plus:
Fixed Charges (excluding capitalized interest)	47,062

Total Earnings	$44,136

Fixed Charges:
Interest expensed and capitalized	$46,369
Amortized premiums, discounts, and capitalized expenses related to indebtedness	47
An estimate of the interest component within rental expense	646

Total Fixed Charges before preferred dividends	47,062

Preferred dividends	(8,325)
Ratio of pre tax income to net income	1.273

Preferred dividend factor	(10,598)

Total fixed charges and preferred stock dividends	$36,464

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.21